Exhibit 11

                              THE LEHIGH GROUP INC.
           Computation of Primary and Fully Diluted Earning Per Share

                                              For the Year Ended December 31,
                                              -------------------------------


                                           1996             1995              1994
                                           ----             ----              ----
Loss from continuing operations
before extraordinary item                                                    (920)


 Income (loss) before
extraordinary item                         (670)            (308)           4,590

Net income (loss)                          (288)            (308)           4,590

Income (loss) before
extraordinary item                            0.07            (0.03)            0.45

Net Income (loss)                            (0.03)           (0.03)            0.45

Fully Diluted Earnings per
Share:

Loss from continuing operations
before extraordinary item                    (0.09)           (0.05)           (0.04)

 Income (loss) before
extraordinary item                           (0.07)           (0.03)            0.45

Net Income (loss)                            (0.03)           (0.03)            0.45

Weighted average number of                            10,339,925
shares outstanding                   10,339,250                0        8,601,750

Assumed issuances under
exercise of stock options         --(1)            --(1)                1,567,396

                                     10,339,250       10,339,250       10,169,000
                                  =============    =============    =============


(1) The options outstanding in 1995 and 1996 were anti-dilutive and therefore not included.